AMENDMENT TO SECURITIES LENDING AGREEMENT

AMENDMENT (“Amendment”), effective as of August 21, 2009, to the Securities Lending Agreement ("Agreement"), amended and restated as of August 11, 2005 as amended between the Bank and JPMorgan Trust I, JPMorgan Trust II, J.P. Morgan Fleming Mutual Fund Group, Inc., JPMorgan Investment Trust (now known as JPMorgan Insurance Trust), and J.P. Morgan Mutual Fund Investment Trust on behalf of certain JPMorgan Funds, (each a "Lender") with each having its principal place of business at 245 Park Avenue New York, NY 10017 , and JPMorgan Chase Bank N.A. ("Bank"), having its principal place of business at 270 Park Avenue, New York, New York 10017-2070.

It is hereby agreed as follows:

1.

Existing Exhibit A to the Agreement (Participating Funds) is hereby deleted in its entirety and the version of Exhibit A as attached hereto is hereby substituted in lieu thereof. Substituted Exhibit A shall be effective as of August 21, 2009 and shall replace all prior Exhibit As including the Exhibit A attached to the Amendments to Securities Lending Agreement effective September 2, 2008 and September 19, 2008.

2.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
3.

All references to the Agreement, Exhibit A thereto in the Agreement or any other document executed or delivered in connection therewith shall, from and after the effective date of this Amendment, be deemed to be references to the Agreement, as amended hereby, unless the context expressly requires otherwise.

4.

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above-written.

JPMORGAN CHASE BANK, N.A.

By	/s/ John M. Gaudioso
Name:	John M. Gaudioso
Title:	Executive Director

JPMorgan Trust I

JPMorgan Trust II

J.P. Morgan Fleming Mutual Fund Group, Inc.

JPMorgan Insurance Trust

J.P. Morgan Mutual Fund Investment Trust

By	/s/ Robert L. Young
Name:	Robert L. Young
Title:	Senior Vice President

Exhibit A

As amended August 21, 2009

Participating Funds

JPMorgan Trust I

Name of Investment Advisor: J.P. Morgan Investment Management Inc.

1.	JPMorgan International Equity Fund
2.	JPMorgan Intrepid European Fund
3.	JPMorgan International Opportunities Fund
4.	JPMorgan International Value Fund
5.	JPMorgan Small Cap Core Fund
6.	JPMorgan Small Cap Equity Fund

JPMorgan Trust II

Name of Investment Advisor: JPMorgan Investment Advisors Inc.

1.	JPMorgan Core Bond Fund
2.	JPMorgan Core Plus Bond Fund
3.	JPMorgan High Yield Bond Fund
4.	JPMorgan Short Duration Bond Fund
5.	JPMorgan Intrepid Mid Cap Fund
6.	JPMorgan Equity Index Fund
7.	JPMorgan Large Cap Growth Fund
8.	JPMorgan Large Cap Value Fund
9.	JPMorgan Market Expansion Index Fund
10.	JPMorgan Mid Cap Growth Fund
11.	JPMorgan Small Cap Growth Fund
12.	JPMorgan Small Cap Value Fund

JPMorgan Trust II

Name of Investment Advisor: J.P. Morgan Investment Management Inc.

JPMorgan International Equity Index Fund

J.P. Morgan Fleming Mutual Fund Group, Inc.

Name of Investment Advisor: J.P. Morgan Investment Management Inc.

JPMorgan Mid Cap Value Fund

Participating Funds continued

JPMorgan Insurance Trust

Name of Investment Advisor: JPMorgan Investment Advisors Inc.

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust Balanced Portfolio

JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio

J.P. Morgan Mutual Fund Investment Trust

None